400 Collins Road NE
Cedar Rapids, Iowa 52498

Exhibit 99.1

News Release

Rockwell Collins reports earnings per share of $0.91 for third quarter fiscal year 2009 and a 23% increase in year to date cash flow from operations

CEDAR RAPIDS, Iowa (July 30, 2009) – Rockwell Collins, Inc. (NYSE: COL) today reported net income of $145 million for the fiscal year 2009 third quarter ended June 30, 2009, a decrease of $29 million, or 17%, from fiscal year 2008 third quarter net income of $174 million.  Earnings per share was 91 cents, a decrease of 16 cents, or 15%, from earnings per share of $1.07 for the prior year period.

Third quarter fiscal year 2009 sales decreased $110 million, or 9%, to $1.084 billion compared to sales of $1.194 billion a year ago.  Incremental sales from the acquisitions of DataPath, Inc. and SEOS Group Ltd. contributed $28 million of revenue growth.  The organic revenue decline of $138 million resulted from continued market weakness in commercial aerospace, partially offset by growth opportunities in the government marketplace.

Cash provided by operating activities for the first nine months of fiscal year 2009 totaled $381 million compared to the $310 million reported for the same period last year.  The increase resulted from working capital improvements as well as lower income tax payments, partially offset by higher pension plan contributions.

“During this time of volatile market conditions we are very focused on effectively managing our business” said Rockwell Collins Chairman, President and Chief Executive Officer Clay Jones.  “This was evidenced in our ability to increase cash flow from operations by 23% over last year and to generate total segment operating margins of 21.5% in spite of the overall revenue decline.”

Following is a discussion of fiscal year 2009 third quarter sales and earnings for each business segment.

Government Systems

Government Systems, which provides communication and electronic systems, products and services for airborne and surface applications to the U.S. Department of Defense, other government agencies, civil agencies, defense contractors and foreign ministries of defense, achieved third quarter sales of $651 million, an increase of $44 million, or 7%, compared to the $607 million reported for the same period last year.  Incremental sales from the acquisitions of DataPath Inc. and SEOS Group Ltd. contributed a total of $27 million, or 4 percentage points of the Government Systems revenue growth.

Airborne solutions’ sales increased $23 million, or 5%, to $452 million.  Incremental sales from the acquisition of SEOS Group Ltd. contributed $4 million to Airborne solutions’ revenue growth.  Organic sales increased $19 million, or 4%, due primarily to higher sales from simulation and training solutions, higher production sales of head-down displays for F-15 aircraft, and higher development program revenues on the Common Range Integrated Instrumentation System (CRIIS) program, which were partially offset by lower revenues from international C-130 upgrade programs.  Surface solutions’ sales increased $21 million, or 12%, to $199 million.  Incremental sales from the acquisition of DataPath, Inc. contributed $23 million to Surface solutions’ revenue growth.  Organic sales declined $2 million as lower sales from Defense Advanced GPS Receiver (DAGR) and Ground-Based GPS Receiver Application Module (GB-GRAM) products were partially offset by higher development revenues on the Joint Precision Approach and Landing System (JPALS) program.

Government Systems’ third quarter operating earnings increased 21% to $158 million, resulting in an operating margin of 24.3%, compared to operating earnings of $131 million, or an operating margin of 21.6%, for the same period last year.  The increase in operating earnings and margin were primarily due to lower employee incentive compensation costs and lower selling, general and administrative expenses.

Commercial Systems

Commercial Systems, which provides aviation electronics systems, products and services to air transport, business and regional aircraft manufacturers and airlines worldwide, achieved third quarter sales of $433 million, a decrease of $154 million, or 26%, compared to sales of $587 million reported for the same period last year.

Sales related to aircraft OEMs decreased $114 million, or 35%, to $211 million, as a result of reduced production rates at business jet OEMs, a decline in 787 related revenues, lower order volume due to Boeing’s post-labor strike inventory rationalization, and reduced sales of airline selectable equipment as a result of production deferrals and rescheduling at the OEMs.  Aftermarket sales decreased $40 million, or 17%, to $199 million due primarily to lower avionics service and support revenues, reduced Boeing 787 simulator avionics sales, and lower retrofit hardware sales.  Wide-body in-flight entertainment products and systems sales were flat at $23 million compared to the prior year period.

Commercial Systems’ third quarter operating earnings decreased 46% to $75 million, resulting in an operating margin of 17.3%, compared to operating earnings of $139 million, or an operating margin of 23.7%, for the same period a year ago.  The decrease in operating earnings was due primarily to lower sales volumes, partially offset by lower employee incentive compensation and research and development costs, as well as reduced employee headcount and other cost saving initiatives.

Corporate and Financial Highlights

General corporate expenses that are not allocated to the company’s business segments decreased $4 million, or 33%, to $8 million during the third quarter of fiscal year 2009 due to lower employee incentive compensation costs and other cost containment initiatives.  The company’s effective income tax rate of 32.6% for the third quarter of fiscal year 2009 was higher than the rate of 29.8% for the prior year period due to resolution of certain tax matters in fiscal year 2008 partially offset by differences in the availability of the Federal R&D Tax Credit.

During the third quarter of fiscal year 2009 the company issued $300 million of long-term debt to pay down short-term borrowings, fund the DataPath, Inc. acquisition, and provide for other general corporate uses.  The company repurchased 1.4 million shares of its common stock at a total cost of $55 million, leaving $67 million available for authorized share repurchases.  The company also paid dividends totaling $38 million, or 24 cents per share on its common stock.

Fiscal Year 2009 Outlook

The company updated its fiscal year 2009 outlook to include the incremental results expected from the May 2009 DataPath acquisition.  Excluding the DataPath acquisition, guidance remained the same as the previous (April 28, 2009) release except Government Systems sales growth (which was “about 8%”) and Commercial Systems sales decline (which was “about (18%)”).  The following table is a summary of the company’s fiscal year 2009 financial guidance:

	Excluding DataPath	Including DataPath
• Total sales	about $4.5 bil.	about $4.55 bil.

• Segment sales growth / (decline)
– Government Systems	about 7%	about 11%
– Commercial Systems	about (20%)	about (20%)

• Total segment operating margins	about 21.5%	about 21.0%

• Earnings per share	$3.70 to $3.90	$3.70 to $3.90

• Cash provided by operating activities	$625 mil. to $675 mil.	$625 mil. to $675 mil.

• Research & development costs	about $900 mil.	about $900 mil.

• Capital expenditures	about $150 mil.	about $150 mil.

Business Highlights

Rockwell Collins received contract for U.S. Army Mounted Soldier System program
Rockwell Collins was selected by the U.S. Army as the prime contractor to provide an integrated video display system for the engineering and manufacturing development phase of the Mounted Soldier System (MSS) program, which initially includes select M1 Abrams, M2/M3 Bradley, and M113 Medical Evacuation Variant vehicles.  The MSS program will increase mission effectiveness on the network-centric battlefield in the areas of command and control, situational awareness, force protection and survivability.

Rockwell Collins selected for U.S. Army Ground Soldier Ensemble program
Rockwell Collins was awarded a contract for the Technology Development Phase of the U.S. Army Ground Soldier Ensemble (GSE) program. The base contract for Rockwell Collins is valued at $12.1 million.  The GSE will incorporate navigation, display, video processing, mass storage, computing and information assurance capabilities of Rockwell Collins and its teammate Elbit Systems of America to bring unmatched situational awareness to the warfighter.

Rockwell Collins flight controls selected for SnowGoose UAV
Rockwell Collins was selected by Mist Mobility Integrated Systems Technology to provide its Athena 411 flight control and navigation system for the CQ-10A SnowGoose Unmanned Aerial Vehicle (UAV).  The SnowGoose cargo UAV is a multipurpose aerial platform that autonomously delivers up to 575 pounds of cargo to multiple locations.

Rockwell Collins introduced CORE™ simulation architecture
Rockwell Collins introduced a next-generation simulation architecture that leverages advanced technologies and a modular design to maximize life cycle value and enhance training effectiveness across military and civil training platforms.  Designed from the user and maintainer's point of view, the advanced CORE™ simulation architecture features common open reusable elements including scalable software adaptable for multiple training devices, integrated tool sets and Rockwell Collins' display and image generation technology.

Rockwell Collins awarded MA-60 and MA-600 aircraft simulator programs
Rockwell Collins was awarded a program to develop simulation and training solutions for the MA-60 and MA-600 flight platforms by Xian Aviation Science and Technology Company (XASC), an AVIC subsidiary.  Under the terms of the agreement, Rockwell Collins will utilize its CORE™ simulation architecture to supply key components of the MA-60 full flight simulator and the MA-600 flight training device.

Rockwell Collins dual HGS® selected by Azul and Lufthansa CityLine Airlines
Rockwell Collins dual HGS-5600 Head-up Guidance Systems (HGS®) were selected by Azul Airlines for its fleet of 31 Embraer E195 aircraft and by Lufthansa for its fleet of 20 Embraer 190/Embraer 195 aircraft for Lufthansa CityLine.  The Rockwell Collins HGS-5600 is a factory-installed option offered by Embraer on the entire E-Jets family - the E170/E175 and the E190/E195.

Rockwell Collins began Pro Line Fusion™ flight tests
Rockwell Collins announced that flight testing is underway for its Pro Line Fusion™ integrated avionics system. The flights are taking place on Rockwell Collins' test airplane.   Since Rockwell Collins first introduced Pro Line Fusion in November 2007, it has been selected for a broad range of business and regional aircraft including: Bombardier Global Express XRS/Bombardier Global 5000; Bombardier Lear 85; Bombardier C-Series; Embraer Legacy 450/500; Gulfstream G250; and the Mitsubishi Regional Jet.

Rockwell Collins completed the DataPath, Inc. acquisition
Rockwell Collins completed the acquisition of DataPath, Inc., a global leader in creating satellite-based communication networks.  DataPath, which includes the wholly owned subsidiary SWE-DISH Satellite Systems AB, will operate under the Rockwell Collins brand.

Rockwell Collins joint venture awarded Lot 10 MIDS-LVT contract
Data Link Solutions, a joint venture of Rockwell Collins and BAE Systems, was selected to provide four types of Multi-functional Information Distribution System-Low Volume Terminals (MIDS-LVT) to U.S. and coalition forces.  The contract, valued at $28.9 million, was awarded by the U.S. Navy's Space and Naval Warfare Systems Command.

Rockwell Collins joint venture awarded contracts for F-35 helmet mounted display system
Vision Systems International, LLC (VSI), a joint venture of Rockwell Collins and Elbit Systems, received several new F-35 helmet mounted display system contracts with a total value of $54.1 million.  Lockheed Martin awarded VSI a contract for the delivery of 52 F-35 Gen II Helmet Mounted Displays and 30 aircraft shipsets in support of the F-35 Lightning II Helmet Mounted Display System (HMDS) program.  VSI also received contracts for production tooling and initial funding for the Pilot Fit Facility Standup at Eglin Air Force Base for the HMDS program.

Rockwell Collins JV awarded JHMCS contracts valued at more than $120 million
VSI received several new contracts related to the Joint Helmet Mounted Cueing System (JHMCS) program with a total value of more than $120 million.  The Boeing Company awarded VSI a contract for the delivery of more than 550 JHMCS. VSI also received direct contracts from the U.S. Navy and U.S. Air Force for spares and Ground Support Equipment in support of the JHMCS program.  The JHMCS is used on U.S. and international F-15, F-16, and F/A-18 variant aircraft.

Conference Call and Webcast Details

Rockwell Collins Chairman, President and CEO Clay Jones and Senior Vice President and CFO Patrick Allen will conduct an earnings conference call at 9:00 a.m. Eastern Time on July 30, 2009.  Individuals may listen to the call and view management’s supporting slide presentation on the Internet at www.rockwellcollins.com.  Listeners are encouraged to go to the Investor Relations portion of the web site at least 15 minutes prior to the call to download and install any necessary software.  The call will be available for replay on the Internet at www.rockwellcollins.com through August 31, 2009.

Rockwell Collins is a pioneer in the development and deployment of innovative communication and aviation electronics solutions for both commercial and government applications.  Our expertise in flight deck avionics, cabin electronics, mission communications, information management and simulation and training is delivered by nearly 20,000 employees, and a global service and support network that crosses 27 countries.  To find out more, please visit www.rockwellcollins.com.

This press release contains statements, including certain projections and business trends, that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the health of the global economy and the commercial aerospace industry;  further deterioration in economic and financial market conditions, including the impact of tight credit; the financial condition of our customers and suppliers; delays related to the award of domestic and international contracts; the continued support for military transformation and modernization programs; the impact of the global war on terrorism on U.S. government military procurement expenditures and budgets; changes in domestic and foreign government spending, budgetary and trade policies adverse to our businesses; market acceptance of our new and existing technologies, products and services; reliability of and customer satisfaction with our products and services; favorable outcomes on or potential cancellation or restructuring of contracts, orders or program priorities by our customers; recruitment and retention of qualified personnel; performance of our customers, suppliers and subcontractors; risks inherent in development and fixed price contracts, particularly the risk of cost overruns; risk of significant reduction to air travel or aircraft capacity beyond our forecasts; our ability to execute to our internal performance plans such as our productivity improvement and cost reduction initiatives; achievement of our acquisition and related integration plans; continuing to maintain our planned effective tax rates; our ability to develop contract compliant systems and products on schedule and within anticipated cost estimates; risk of fines and penalties related to noncompliance with laws and regulations; risk our pension plan assets will not achieve rates of return consistent with our long-term plan asset return assumptions or that the discount rates used to calculate our pension liability decline; our ability to win new business and convert those orders to sales within the fiscal year in accordance with our annual operating plan; and the uncertainties of the outcome of litigation, as well as other risks and uncertainties, including but not limited to those detailed herein and from time to time in our Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof and the company assumes no obligation to update any forward-looking statement.

Media Contact:	Investor Contact:
Pam Tvrdy	Dan Swenson
319.295.0591	319.295.7575
pjtvrdy@rockwellcollins.com	investorrelations@rockwellcollins.com

ROCKWELL COLLINS, INC.
SEGMENT SALES AND EARNINGS INFORMATION
(Unaudited)
(in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	June 30		June 30
	2009	2008	2009	2008

Sales
Government Systems	$651	$607	$1,838	$1,730
Commercial Systems	433	587	1,442	1,762
Total sales	$1,084	$1,194	$3,280	$3,492

Segment operating earnings
Government Systems	$158	$131	$443	$361
Commercial Systems	75	139	282	416
Total segment operating earnings	233	270	725	777

Interest expense	(5)	(5)	(12)	(15)
Stock-based compensation	(5)	(5)	(15)	(15)
General corporate, net	(8)	(12)	(21)	(35)

Income before income taxes	215	248	677	712

Income tax provision	(70)	(74)	(217)	(216)
Net income	$145	$174	$460	$496

Diluted earnings per share	$0.91	$1.07	$2.89	$3.03

Weighted average diluted shares outstanding	159.7	162.4	159.4	163.7

During the three months ended June 30, 2009 and 2008, the company’s effective income tax rate was 32.6% and 29.8%, respectively.  During the nine months ended June 30, 2009 and 2008, the company’s effective income tax rate was 32.1% and 30.3%, respectively.  The lower effective income tax rate for the three and nine months ended June 30, 2008 was primarily due to the resolution of certain tax matters that benefited those periods, partially offset by the differences in the availability of the Federal R&D Tax Credit.

The following tables summarize total sales by product category and Commercial Systems’ sales by type of product or service for the three and nine months ended June 30, 2009 and 2008 (unaudited, in millions):

	Three Months Ended		Nine Months Ended
	June 30		June 30
	2009	2008	2009	2008

Government Systems’ sales by product category:
Airborne solutions	$452	$429	$1,286	$1,203
Surface solutions	199	178	552	527
Total	$651	$607	$1,838	$1,730

Commercial Systems’ sales by product category:
Wide-body in-flight entertainment products	$23	$23	$61	$99
All other air transport aviation electronics	221	283	662	828
Total air transport aviation electronics	244	306	723	927
Business and regional aviation electronics	189	281	719	835
Total	$433	$587	$1,442	$1,762

Commercial Systems’ sales by type of product or service:
Original equipment	$211	$325	$750	$936
Aftermarket	199	239	631	727
Wide-body in-flight entertainment products	23	23	61	99
Total Commercial Systems sales	$433	$587	$1,442	$1,762

Wide-body in-flight entertainment (Wide-body IFE) products relate to sales of twin-aisle IFE products and systems to customers in the air transport aviation electronics market.  All other air transport aviation electronics includes service and support sales for installed Wide-body IFE products.  The company has separated out its Wide-body IFE products sales to reflect the company’s decision in 2005 to shift research and development resources away from these products.  All periods have been presented consistent with the above description of air transport aviation electronics.

ROCKWELL COLLINS, INC.
SUMMARY BALANCE SHEET
(Unaudited)
(in millions)

	June 30,	Sep. 30,
	2009	2008
Assets
Cash and cash equivalents	$218	$175
Receivables, net	907	950
Inventories	998	970
Current deferred income taxes	151	139
Other current assets	118	104
Total current assets	2,392	2,338

Property	714	680
Goodwill and intangible assets	947	807
Other assets	319	319
Total assets	$4,372	$4,144

Liabilities and shareowners’ equity
Short term debt	$117	$287
Accounts payable	350	419
Compensation and benefits	174	295
Advance payments from customers	331	308
Product warranty costs	221	226
Other current liabilities	234	205
Total current liabilities	1,427	1,740

Long-term debt, net	530	228
Retirement benefits	490	600
Other liabilities	191	168

Shareowners' equity	1,734	1,408
Total liabilities and shareowners’ equity	$4,372	$4,144

ROCKWELL COLLINS, INC.
CONDENSED CASH FLOW INFORMATION
(Unaudited)
(in millions)

	Nine Months Ended
	June 30
	2009	2008
Operating Activities:

Net income	$460	$496
Adjustments to arrive at cash provided by operating activities:
Depreciation	84	76
Amortization of intangible assets	20	18
Stock-based compensation	15	15
Compensation and benefits paid in common stock	49	46
Tax benefit from the exercise of stock options	1	7
Excess tax benefit from stock-based compensation	(1)	(7)
Deferred income taxes	27	17
Pension plan contributions	(87)	(11)
Changes in assets and liabilities, excluding effects of acquisitions and foreign currency adjustments:
Receivables	60	(60)
Inventories	(33)	(161)
Accounts payable	(73)	(12)
Advance payments from customers	7	(6)
Compensation and benefits	(139)	(31)
Income taxes	14	(53)
Other assets and liabilities	(23)	(24)
Cash Provided by Operating Activities	381	310

Investing Activities:

Property additions	(117)	(114)
Acquisition of businesses, net of cash acquired	(146)	(107)
Acquisition of intangible assets	(1)	(6)
Other investing activities	(1)	1
Cash Used for Investing Activities	(265)	(226)

Financing Activities:

Purchases of treasury stock	(95)	(492)
Cash dividends	(114)	(91)
(Decrease) increase in short-term borrowings	(170)	429
Net proceeds from the issuance of long term debt	296	-
Proceeds from exercise of stock options	10	16
Excess tax benefit from stock-based compensation	1	7
Cash Used for Financing Activities	(72)	(131)

Effect of exchange rate changes on cash and cash equivalents	(1)	3

Net Change in Cash and Cash Equivalents	43	(44)

Cash and Cash Equivalents at Beginning of Period	175	231
Cash and Cash Equivalents at End of Period	$218	$187

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